UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2006

General Components, Inc.
(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-33483 (Commission File Number)	88-0496645 (I.R.S. Employer Identification No.)

Suite 2021, 20F, Two Pacific Place, 88 Queensway, Hong Kong (Address of Principal Executive Offices)		n/a (Zip Code)

Registrant’s telephone number, including area code: 852-2167-8298

_____________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 6, 2006, General Components, Inc. (the “Company”) completed the sale of its Voice Over Internet Protocol business to ZGS Corporation pursuant to an Asset Purchase Agreement dated as of September 8, 2006 previously disclosed by the Company on a Current Report on Form 8-K filed September 20, 2006 substantially on the terms disclosed therein.

Item 3.02. Unregistered Sales of Equity Securities.

On November 1, 2006, the Company completed a $2,000,000 financing through the issuance to Comtech Global Investments, Inc. of a convertible promissory note (the “Note”) and warrants to purchase 3,000,000 shares of Common Stock of General Components. The Note is due on May 1, 2007 and bears interest at the rate of 2% per month. The Note is convertible into shares of the Company's Series B Preferred Stock at any time prior to maturity at a conversion price equal to the price per share of Series B Preferred Stock paid by investors upon the issuance thereof by the Company and the warrants are exercisable for three years from the issuance date at an exercise price of $.10 per share, subject to adjustment pursuant to customary anti-dilution provisions.

The foregoing does not purport to be a full description of the parties’ rights and obligations under the Note and the warrants.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 2.1	Asset Purchase Agreement dated as of September 8, 2006

Exhibit 2.2	Option Agreement dated as of September 8, 2006

Exhibit 4.1	Convertible Promissory Note dated November 1, 2006

Exhibit 4.2	Common Stock Purchase Warrant dated November 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMPONENTS, INC.

By:	/s/ Bruce Cole
Name: Bruce Cole
Title: President

Dated: November  17, 2006